EXHIBIT 10.26

Revolving Loan Agreement

THIS REVOLVING LOAN AGREEMENT (the “Agreement”), is entered into as of October 31, 2011, between BOVIE MEDICAL CORPORATION, a Delaware corporation (the “Borrower”), with an address at 5115 Ulmerton Road, Clearwater, Florida  33760 in favor of  PNC BANK, NATIONAL ASSOCIATION (the “Bank”), with an address at 201 East Pine Street, Suite 200, Orlando, Florida  32801.

The Borrower and the Bank, with the intent to be legally bound, agree as follows:

1.  Loan and Hedge Obligations.  Subject to the terms and conditions and in reliance upon the representations and warranties of the Borrower set forth in this Agreement, the Bank hereby establishes for the benefit of the Borrower a revolving line of credit facility (the “Loan”) in the maximum aggregate principal amount of $6,000,000.00 (the “Permitted Loan Limit”) for working capital and general corporate purposes, all upon the following terms and conditions:

1.1.  Loan; Advances Under Loan.  (a) The Bank agrees from time to time during the period (the “Revolving Period”) from the date hereof until the earlier of (i) October 31, 2013, (ii) the occurrence of an Event of Default or (iii) such later date as may be designated by the Bank by written notice to the Borrower (the “Expiration Date”) to lend to the Borrower under the Loan upon the request of the Borrower up to the lesser of (a) the Permitted Loan Limit or (b) the Borrowing Base (as defined in the Borrowing Base Rider attached hereto and made a part hereof (the “Borrowing Base Rider”), subject to the borrowing base formula and the other additional terms and conditions set forth in the Borrowing Base Rider and the provisions of the Note (as hereinafter defined).  During the Revolving Period, the Borrower shall be entitled to receive up to the lesser of the Permitted Loan Limit or the Borrowing Base in one or more advances (each, an “Advance” and collectively, the “Advances”), except as otherwise specifically set forth in this Agreement and the Borrowing Base Rider and may borrow, repay and reborrow under the Loan during the Revolving Period; provided, however, the Borrower may not borrow or reborrow if a default or Event of Default exists.  At no time shall the aggregate principal amount of Advances outstanding under the Loan exceed the lesser of the Permitted Loan Limit or the Borrowing Base.  Advances under the Loan shall be used only for working capital and/or other general corporate business purposes of the Borrower.  Advances under the Loan shall be evidenced by a Revolving Line of Credit Note in the face amount of $6,000,000.00 executed or to be executed by the Borrower in favor of the Bank dated on or before the date hereof (as the same may be amended, modified, renewed, extended or replaced from time to time, the “Note”) acceptable to the Bank, shall bear interest at the rate or rates set forth in the Note and shall be payable as set forth in the Note.  After the Expiration Date, the Borrower shall not be entitled to receive any further Advances.

(b)             Upon satisfaction of the conditions precedent set forth in this Agreement, the Borrowing Base Rider, the Note and the other Loan Documents (as hereinafter defined), the Borrower shall be entitled to obtain Advances under the Loan.  Each request for an advance shall be in the form attached hereto, or such other form as may be acceptable to the Bank.  Advances shall be made electronically into the Borrower's DDA account.

(c)             During the term of the Loan, the Borrower shall pay to the Bank a quarterly fee (the “Unused Fee”) on the average unused portion of the Loan for each calendar quarter in an amount equal to twelve and one half (12.5) basis points (i.e., 0.125%) per annum (on the basis of a year of 360 days, for the actual number of days elapsed).  Such fee shall accrue from the date of this Agreement until the Bank's obligation to make Advances under the Loan pursuant to this Agreement are terminated.  The Unused Fee shall be payable quarterly in arrears, on the first day of each calendar quarter for the previous quarter, beginning on January 1, 2012 (pro-rated for the first partial quarter), and continuing on the first day of each calendar quarter thereafter and on the Expiration Date.

1.2.  Hedge Obligations.  The Borrower may, from time to time, enter into one or more interest or currency swaps, futures, options or other interest rate protection or similar agreements with respect to all or any portion of the Loan, each of which is a “Transaction” pursuant to and defined in one or more ISDA Master Agreements (whether one or more, the “Master Agreement”) (the obligations of the Borrower under the Master Agreement, as supplemented by one or more Transactions from time to time, whether simultaneously herewith or after the date hereof, under the Master Agreement, being herein called the “Hedge Obligations”).

2.  Security.  The security for repayment of the Loan and all Hedge Obligations shall include but not be limited to the collateral, guaranties and other documents heretofore, contemporaneously or hereafter executed and delivered to the Bank, including but not limited to a Security Agreement executed or to be executed by the Borrower in favor of the Bank (as the same may be amended, modified, restated or replaced from time to time, the “Security Agreement”) encumbering present or future personal property assets of the Borrower (collectively, the “Security Documents”), which shall secure repayment of the Loan, the Note and all other loans, advances, debts, liabilities, obligations, covenants and duties owing by the Borrower to the Bank or to any other direct or indirect subsidiary of The PNC Financial Services Group, Inc., of any kind or nature, present or future (including any interest accruing thereon after maturity, or after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), whether direct or indirect (including those acquired by assignment or participation), absolute or contingent, joint or several, due or to become due, now existing or hereafter arising, whether or not (i) evidenced by any note, guaranty or other instrument, (ii) arising under any agreement, instrument or document, (iii) for the payment of money, (iv) arising by reason of an extension of credit, opening of a letter of credit, loan, equipment lease or guarantee, (v) under any interest or currency swap, future, option or other interest rate protection or similar agreement, (vi) under or by reason of any foreign currency transaction, forward, option or other similar transaction providing for the purchase of one currency in exchange for the sale of another currency, or in any other manner, or (vii) arising out of overdrafts on deposit or other accounts or out of electronic funds transfers (whether by wire transfer or through automated clearing houses or otherwise) or out of the return unpaid of, or other failure of the Bank to receive final payment for, any check, item, instrument, payment order or other deposit or credit to a deposit or other account, or out of the Bank’s non-receipt of or inability to collect funds or otherwise not being made whole in connection with depository or other similar arrangements; and any amendments, extensions, renewals and increases of or to any of the foregoing, and all costs and expenses of the Bank incurred in the documentation, negotiation, modification, enforcement, collection and otherwise in connection with any of the foregoing, including reasonable attorneys’ fees and expenses (hereinafter referred to collectively as the “Obligations”).  Unless expressly provided to the contrary in documentation for any other loan or loans, it is the express intent of the Bank and the Borrower that all Obligations including those included in the Loan and the Hedge Obligations be cross-collateralized and cross-defaulted, such that collateral securing any of the Obligations shall secure repayment of all Obligations and a default under any Obligation shall be a default under all Obligations.

This Agreement, the Note, the Security Documents and all other agreements and documents executed and/or delivered pursuant hereto, as each may be amended, modified, extended or renewed from time to time, are collectively referred to as the “Loan Documents.”  Capitalized terms not defined herein shall have the meanings ascribed to them in the Loan Documents.

3.  Representations and Warranties.  The Borrower hereby makes the following representations and warranties, which shall be continuing in nature and remain in full force and effect until the Obligations are paid in full, and which shall be true and correct except as otherwise set forth on the Addendum attached hereto and incorporated herein by reference (the “Addendum”):

3.1.  Existence, Power and Authority.  The Borrower is duly organized, validly existing and in good standing as a corporation under the laws of its State of incorporation and has the power and authority to own and operate its assets and to conduct its business as now or proposed to be carried on, and is duly qualified, licensed and in good standing to do business in all jurisdictions where its ownership of property or the nature of its business requires such qualification or licensing.  The Borrower is duly authorized to execute and deliver the Loan Documents, all necessary action to authorize the execution and delivery of the Loan Documents has been properly taken, and the Borrower is and will continue to be duly authorized to borrow under this Agreement and to perform all of the other terms and provisions of the Loan Documents.

3.2.  Financial Statements.  The Borrower has delivered or caused to be delivered to the Bank its most recent balance sheet, income statement and statement of cash flows, each for the period ending June 30, 2011(the “Historical Financial Statements”). The Historical Financial Statements are true, complete and accurate in all material respects and fairly present the financial condition, assets and liabilities, whether accrued, absolute, contingent or otherwise and the results of the Borrower’s operations as of the date and for the period specified therein.  The Historical Financial Statements have been prepared in accordance with generally accepted accounting principles (“GAAP”) consistently applied from period to period, subject in the case of interim statements to normal year-end adjustments.

3.3.  No Material Adverse Change.  Since the date of the most recent Financial Statements (as hereinafter defined), the Borrower has not suffered any damage, destruction or loss, and no event or condition has occurred or exists, which has resulted or could reasonably be expected to result in a material adverse change in its business, assets, operations, condition (financial or otherwise) or results of operation.

3.4.  Binding Obligations.  The Borrower has full power and authority to enter into the transactions provided for in this Agreement and has been duly authorized to do so by appropriate action of its board of directors or otherwise as may be required by law, charter, other organizational documents or agreements; and the Loan Documents, when executed and delivered by the Borrower, will constitute the legal, valid and binding obligations of the Borrower enforceable in accordance with their terms.

3.5.  No Defaults or Violations.  There does not exist any Event of Default under this Agreement or any default or violation by the Borrower of or under any of the terms, conditions or obligations of:  (i) its articles or certificate of incorporation or bylaws; (ii) any indenture, mortgage, deed of trust, franchise, permit, contract, agreement, or other instrument to which it is a party or by which it is bound; or (iii) any law, ordinance, regulation, ruling, order, injunction, decree, condition or other requirement applicable to or imposed upon it by any law, the action of any court or any governmental authority or agency; and the consummation of this Agreement and the transactions set forth herein will not result in any such default or violation or Event of Default.

3.6.  Title to Assets.  The Borrower has good and marketable title to the assets reflected on the most recent Financial Statements, free and clear of all liens and encumbrances, except for (i) current taxes and assessments not yet due and payable, (ii) assets disposed of by the Borrower in the ordinary course of business since the date of the most recent Financial Statements, (iii) liens on rolling stock owned by the Borrower and used by it in its business, and (iv) those additional liens or encumbrances, if any, specified on the Addendum attached hereto.

3.7.  Litigation.  There are no actions, suits, proceedings or governmental investigations pending or, to the knowledge of the Borrower, threatened against the Borrower, which could reasonably be expected to result in a material adverse change in its business, assets, operations, condition (financial or otherwise) or results of operations and there is no reasonable basis known to the Borrower for any action, suit, proceeding or investigation which could result in such a material adverse change.  All pending and threatened litigation against the Borrower is listed on the Addendum attached hereto.

3.8.  Tax Returns.  The Borrower has filed all returns and reports that are required to be filed by it in connection with any federal, state or local tax, duty or charge levied, assessed or imposed upon it or its property or withheld by it, including income, unemployment, social security and similar taxes, or has obtained valid extensions thereof, and all of such taxes have been either paid or adequate reserve or other provision has been made therefor.

3.9.  Employee Benefit Plans.  Each employee benefit plan as to which the Borrower may have any liability complies in all material respects with all applicable provisions of the Employee Retirement Income Security Act of 1974 (as amended from time to time, “ERISA”), including minimum funding requirements, and (i) no Prohibited Transaction (as defined under ERISA) has occurred with respect to any such plan, (ii) no Reportable Event (as defined under Section 4043 of ERISA) has occurred with respect to any such plan which would cause the Pension Benefit Guaranty Corporation to institute proceedings under Section 4042 of ERISA, (iii) the Borrower has not withdrawn from any such plan or initiated steps to do so, and (iv) no steps have been taken to terminate any such plan.

3.10.  Environmental Matters.  The Borrower is in compliance, in all material respects, with all Environmental Laws (as hereinafter defined), including, without limitation, all Environmental Laws in jurisdictions in which the Borrower owns or operates, or has owned or operated, a facility or site, stores Collateral, arranges or has arranged for disposal or treatment of hazardous substances, solid waste or other waste, accepts or has accepted for transport any hazardous substances, solid waste or other wastes or holds or has held any interest in real property or otherwise.  Except as otherwise disclosed on the Addendum, no litigation or proceeding arising under, relating to or in connection with any Environmental Law is pending or, to the best of the Borrower’s knowledge, threatened against the Borrower, any real property which the Borrower holds or has held an interest or any past or present operation of the Borrower.  No release, threatened release or disposal of hazardous waste, solid waste or other wastes is occurring, or to the best of the Borrower’s knowledge has occurred, on, under or to any real property in which the Borrower holds or has held any interest or performs or has performed any of its operations, in violation of any Environmental Law.  As used in this Section, “litigation or proceeding” means any demand, claim notice, suit, suit in equity, action, administrative action, investigation or inquiry whether brought by a governmental authority or other person, and “Environmental Laws” means all provisions of laws, statutes, ordinances, rules, regulations, permits, licenses, judgments, writs, injunctions, decrees, orders, awards and standards promulgated by any governmental authority  concerning health, safety and protection of, or regulation of the discharge of substances into, the environment.

3.11.  Intellectual Property.  The Borrower owns or is licensed to use all patents, patent rights, trademarks, trade names, service marks, copyrights, intellectual property, technology, know-how and processes necessary for the conduct of its business as currently conducted that are material to the condition (financial or otherwise), business or operations of the Borrower.

3.12.  Regulatory Matters.  No part of the proceeds of the Loan will be used for “purchasing” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U of the Board of Governors of the Federal Reserve System as now and from time to time in effect or for any purpose which violates the provisions of the Regulations of such Board of Governors.

3.13.  Solvency.  As of the date hereof and after giving effect to the transactions contemplated by the Loan Documents, (i) the aggregate value of the Borrower’s assets will exceed its liabilities (including contingent, subordinated, unmatured and unliquidated liabilities), (ii) the Borrower will have sufficient cash flow to enable it to pay its debts as they become due, and (iii) the Borrower will not have unreasonably small capital for the business in which it is engaged.

3.14.  Disclosure.  None of the Loan Documents contains or will contain any untrue statement of material fact or omits or will omit to state a material fact necessary in order to make the statements contained in this Agreement or the Loan Documents not misleading.  There is no fact known to the Borrower which materially adversely affects or, so far as the Borrower can now reasonably foresee, might materially and adversely affect the business, assets, operations, condition (financial or otherwise) or results of operation of the Borrower and which has not otherwise been fully set forth in this Agreement or in the Loan Documents.

4.  Affirmative Covenants.  The Borrower agrees that from the date of execution of this Agreement until all Obligations have been paid in full and any commitments of the Bank to the Borrower have been terminated, the Borrower will:

4.1.  Books and Records.  Maintain books and records in accordance with GAAP and subject to an appropriate non-disclosure agreement, give representatives of the Bank access thereto at all reasonable times, and upon reasonable notice, including permission to examine, copy and make abstracts from any of such books and records and such other information as the Bank may from time to time reasonably request, and the Borrower will make available to the Bank for examination copies of any reports, statements and returns which the Borrower may make to or file with any federal, state or local governmental department, bureau or agency.

4.2.  Interim Financial Statements; Certificate of No Default.  Furnish the Bank within 50 days after the end of each fiscal quarter, the Borrower’s Financial Statements for such period, in reasonable detail, certified by an authorized officer of the Borrower and prepared in accordance with GAAP consistently applied from period to period.  The Borrower shall also deliver a certificate as to its compliance with applicable financial covenants (containing detailed calculations of all financial covenants) for the period then ended and whether any Event of Default exists, and, if so, the nature thereof and the corrective measures the Borrower proposes to take.  As used in this Agreement, if the Borrower is not a natural person, “Financial Statements” means the Borrower’s consolidated and, if required by the Bank in its sole discretion, consolidating balance sheets, income statements and statements of cash flows for the year, month or quarter together with year-to-date figures and comparative figures for the corresponding periods of the prior year.

4.3.  Annual Financial Statements and Tax Returns.  Furnish the Borrower’s year end consolidated Financial Statements to the Bank within 120 days after the end of each fiscal year.  Those Financial Statements will be prepared on an audited basis in accordance with GAAP by an independent certified public accountant selected by the Borrower and satisfactory to the Bank.  Audited Financial Statements shall contain the unqualified opinion of an independent certified public accountant and all accountant examinations shall have been made in accordance with GAAP consistently applied from period to period.  In addition, the Borrower will furnish to the Bank within 30 days, after their filing with the Internal Revenue Service, copies of the Borrower's federal income tax returns and all attachments and schedules thereto.

4.4.  Monthly Reports; Other Reports and Information.  Furnish the Bank within 20 days after the end of each month, (i) a detailed schedule/aging report of Accounts (as defined in the Borrowing Base Rider), detailing the amounts due from each Account Debtor (as defined in the Borrowing Base Rider) as of the last day of the previous month; (ii) an accounts payable aging analysis as of the last day of the previous month; (iii) an inventory report as of the last day of the previous month; and (iv) a Borrowing Base Certificate (as defined in the Borrowing Base Rider) as of the last day of the previous month, each in form and substance satisfactory to the Bank.  Further, if requested by the Bank, the Borrower shall promptly provide to the Bank such other information, reports, contracts, invoices, statements, listings, budgets, forecasts and other data concerning the Borrower and the Collateral as the Bank may request from time to time.

4.5  Payment of Taxes and Other Charges.  Pay and discharge when due all indebtedness and all taxes, assessments, charges, levies and other liabilities imposed upon the Borrower, its income, profits, property or business, except those which currently are being contested in good faith by appropriate proceedings and for which the Borrower shall have set aside adequate reserves or made other adequate provision with respect thereto acceptable to the Bank in its sole discretion.

4.6.  Maintenance of Existence, Operation and Assets.  Do all things necessary to (i) maintain, renew and keep in full force and effect its organizational existence and all rights, permits and franchises necessary to enable it to continue its business as currently conducted; (ii) continue in operation in substantially the same manner as at present; (iii) keep its properties in good operating condition and repair; and (iv) make all necessary and proper repairs, renewals, replacements, additions and improvements thereto.

4.7.  Insurance.  Maintain, with financially sound and reputable insurers, insurance with respect to its property and business against such casualties and contingencies, of such types and in such amounts,  as is customary for established companies engaged in the same or similar business and similarly situated.  In the event of a conflict between the provisions of this Section and the terms of any Security Documents relating to insurance, the provisions in the Security Documents will control.

4.8.  Compliance with Laws.  Comply with all laws applicable to the Borrower and to the operation of its business (including without limitation any statute, ordinance, rule or regulation relating to employment practices, pension benefits or environmental, occupational and health standards and controls).

4.9.  Bank Accounts.  Establish by December 1, 2011, and maintain at the Bank thereafter, the Borrower’s primary depository accounts.

4.10.  Financial Covenants.  Comply with all of the financial and other covenants, if any, set forth on the Addendum attached hereto.

4.11.  Additional Reports.  Provide prompt written notice to the Bank of the occurrence of any of the following (together with a description of the action which the Borrower proposes to take with respect thereto):  (i) any Event of Default or any event, act or condition which, with the passage of time or the giving of notice, or both, would constitute an Event of Default (a “Default”), (ii) any litigation filed by or against the Borrower, which seeks damages in excess of $100,000, (iii) any Reportable Event or Prohibited Transaction with respect to any Employee Benefit Plan(s) (as defined in ERISA), (iv) any event which might reasonably be expected to result in a material adverse change in the business, assets, operations, condition (financial or otherwise) or results of operation of the Borrower or (v) any change in the name of the Borrower, within three (3) business days of such change.

4.12  Field Examinations.  The Bank may, in its sole discretion, conduct field examinations, audits and/or appraisals of the Borrower's facilities and the Collateral, the results of which shall be satisfactory to the Bank and the Borrower, which, in the absence of an Event of Default, shall not be more often than once each quarter. If the Bank elects to conduct any such field examination, audit and/or appraisal, Borrower shall make its facilities, books and records available to the Bank or its representatives for such purposes and shall cause its officers and employees to give full cooperation and assistance in connection therewith, at any reasonable time during normal business hours.  The Borrower shall promptly reimburse the Bank for all reasonable costs incurred in connection with such field examinations, audits and/or appraisals.  If there shall exist an Event of Default, and/or at any other time when the Bank, in its reasonable judgment, deems necessary, the Bank may, in its sole discretion, conduct such field examinations, audits and/or appraisals more often than quarterly, the results of which shall be satisfactory to the Bank.  In such event, Borrower shall cause its officers and employees to give full cooperation and assistance in connection therewith and shall promptly reimburse the Bank for all reasonable costs incurred in connection therewith.

4.13  Publicly Traded.  The Borrower will maintain at all times during the term hereof its listing on the NYSE Euronext or other national security exchange and its common stock shall at all times be listed for public trading thereon.

5.  Negative Covenants.  The Borrower covenants and agrees that from the date of this Agreement until all Obligations have been paid in full and any commitments of the Bank to the Borrower have been terminated, except as set forth in the Addendum, the Borrower will not, without the Bank’s prior written consent:

5.1.  Indebtedness. Create, incur, assume or suffer to exist any indebtedness for borrowed money other than :  (i) the Loan and any other indebtedness to the Bank (including without limitation, the Equipment Loan, as hereinafter defined), (ii) indebtedness incurred in connection with the Bonds, as defined herein, and (iii) open account trade debt incurred in the ordinary course of business and not past due.

5.2.  Liens and Encumbrances.  Except as provided in Section 3.6, and other than licenses of patents, create, assume, incur or permit to exist any mortgage, pledge, encumbrance, security interest, lien or charge of any kind upon any of its property, now owned or hereafter acquired, or acquire or agree to acquire any kind of property subject to any conditional sales or other title retention agreement, except liens securing purchase money indebtedness and liens which are subordinate to the security interest of the Bank hereunder and under the other Loan Documents.

5.3.  Guarantees.  Guarantee, endorse or become contingently liable for the obligations of any person, firm, corporation or other entity, except in connection with the endorsement and deposit of checks in the ordinary course of business for collection.

5.4.  Loans or Advances.  Purchase or hold beneficially any stock, other securities or evidences of indebtedness of, or make or have outstanding, any loans or advances to, or otherwise extend credit to, or make any investment or acquire any interest whatsoever in, any other person, firm, corporation or other entity, except investments disclosed on the Borrower’s Historical Financial Statements or acceptable to the Bank in its sole discretion.

5.5.  Merger or Transfer of Assets.  Liquidate or dissolve, or merge or consolidate with or into any person, firm, corporation or other entity, or sell, lease, transfer or otherwise dispose of all or any substantial part of its property, assets, operations or business, whether now owned or hereafter acquired, except the sale of inventory in the ordinary course of Borrower’s business.

5.6.  Change in Business.  Make or permit any change in its form of organization or the nature of its business as carried on as of the date hereof.

5.7.  Acquisitions.  Make acquisitions of all or substantially all of the property or assets of any person, firm, corporation or other entity.

5.8  Restriction on Transfer or Encumbrance of Intellectual Property.  During the term of this Agreement, and other than licenses of patents, the Borrower shall not, without the prior written consent of the Bank, sell, convey, assign or otherwise transfer or mortgage, pledge, hypothecate or otherwise encumber any of its intellectual property, including, without limitation, patents, patent applications, copyrights, copyright applications, tradenames, trademarks, service marks and trademark applications.

6.  Events of Default.  The occurrence of any of the following will be deemed to be an Event of Default:

6.1.  Covenant Default.  The Borrower defaults in the performance of any of the financial covenants contained in the Addendum to this Agreement.  The Borrower defaults in the performance of any of the other covenants or agreements contained in this Agreement which is capable of being cured, and which default is not cured within fifteen (15) days after the earlier of the date on which (a) any officer of the Borrower becomes aware of such default or (b) written notice thereof shall have been given to the Borrower by the Bank; or any default occurs under the Borrowing Base Rider, including without limitation, the Borrowing Base formula is violated.

6.2.  Breach of Warranty.  Any Financial Statement, representation, warranty or certificate made or furnished by the Borrower to the Bank in connection with this Agreement shall be false, incorrect or incomplete when made.

6.3.  Other Default Under Loan Documents.  The occurrence of an Event of Default as defined in the Note, the Security Documents or any of the other Loan Documents which remains uncured after the expiration of any applicable grace or cure period.

6.4.  Default Under Other Loans.  The occurrence of a default or an event of default under any and all further or future loans or advances extended by the Bank to the Borrower from time to time, including, without limitation, the non-revolving line of credit loan convertible to a term loan facility (the "Equipment Loan") extended to the Borrower simultaneously herewith pursuant to that certain Equipment Line Loan Agreement of even date herewith between the Borrower and the Bank (as amended, modified, supplemented, restated or replaced from time to time, the "Equipment Loan Agreement"), or any of the documents executed in connection therewith which remains uncured after the expiration of any applicable grace or cure period.

6.5  Default Under Bond Documents  The occurrence of a default or an event of default under the Credit Agreement of even date herewith, between the Borrower and the Bank relating to the Pinellas County Industrial Development Authority Industrial Revenue Bonds (Bovie Medical Corporation Project) Series 2008 (the "Bonds"), or any other documents executed in connection therewith or with the Bonds (collectively, the "Bond Documents") which remains uncured after the expiration of any applicable grace or cure period.

6.6  Default Under Other Credit Accommodations.  Any default shall occur under any other loans, advances, debts, liabilities, leases, obligations or credit accommodations of any kind or nature, present or future, extended to the Borrower by the Bank or any other direct or indirect subsidiary of The PNC Financial Services Group, Inc., including, without limitation, PNC Equipment Finance, LLC which remains uncured after the expiration of any applicable grace or cure period.

6.7  Material Adverse Effect. The occurrence of any event which could reasonably be expected to result in a Material Adverse Effect.  For purposes hereof, "Material Adverse Effect" shall mean, with respect to any event, act, condition or occurrence of whatever nature (including any adverse determination in any litigation, arbitration, or governmental investigation or proceeding), whether singularly or in conjunction with any other event or events, act or acts, condition or conditions, occurrence or occurrences whether or not related, a material adverse change in, or a material adverse effect on, (a) the business, results of operations, financial condition, assets or liabilities of the Borrower and its Subsidiaries taken as a whole, (b) the ability of the Borrower to perform any of its obligations under the Loan Documents, (c) the rights and remedies of the Bank under any of the Loan Documents or (d) the legality, validity or enforceability of any of the Loan Documents, except for general economic conditions and the conditions of the financial markets.

Upon the occurrence of an Event of Default, the Bank will have all rights and remedies specified in the Note, the Security Documents and the other Loan Documents and all rights and remedies (which are cumulative and not exclusive) available under applicable law or in equity.

7.  Conditions.  The Bank’s obligation to make the initial advance under the Loan is subject to the conditions that as of the date of the advance:

7.1.  No Event of Default.  No Event of Default or event which with the passage of time, the giving of notice or both would constitute an Event of Default shall have occurred and be continuing;

7.2.  Authorization Documents.  The Bank shall have received certified copies of resolutions of the board of directors of the Borrower authorizing the obtaining of the Loan, the entering into of any Master Agreement, the pledging of the assets of the Borrower as collateral for the Loan and the Hedge Obligations, as provided for herein, the execution of this Agreement, the Note, the Security Agreement and the other Loan Documents; or other proof of authorization satisfactory to the Bank; and

7.3.  Receipt of Loan Documents.  The Bank shall have received the Loan Documents and such other instruments and documents which the Bank may reasonably request in connection with the transactions provided for in this Agreement, which may include an opinion of counsel in form and substance satisfactory to the Bank for any party executing any of the Loan Documents.

7.4.  Receipt of Commitment Fee.  The Bank shall have received the non-refundable commitment fee in the aggregate amount of twenty-five (25) basis points (i.e., 0.25%) of the Loan and costs as reflected in the Closing Statement.

7.5.  Payment of Bank's Counsel's Fees and Costs.  The Bank's counsel, Akerman Senterfitt, shall have received payment of all of its fees and costs as reflected in the Closing Statement.

7.6.  Evidence of Termination of Existing Indebtedness.  The Bank shall have received evidence satisfactory to the Bank of repayment and termination of all existing indebtedness to and termination of all existing liens in favor of RBC Bank (USA).

7.7.  Satisfaction of Other Commitment Letter Conditions.  All other conditions precedent contained in the commitment letter dated September 23, 2011 and the Term Sheet attached thereto issued by the Bank to the Borrower shall have been completed and/or satisfied to the Bank's satisfaction.

8.  Expenses.  The Borrower agrees to pay the Bank, upon the execution of this Agreement, and otherwise on demand, all costs and expenses incurred by the Bank in connection with the preparation, negotiation and delivery of this Agreement and the other Loan Documents, and any modifications thereto, and the collection of all of the Obligations, including but not limited to enforcement actions, relating to the Loan, whether through judicial proceedings or otherwise, or in defending or prosecuting any actions or proceedings arising out of or relating to this Agreement, including reasonable fees and expenses of counsel (which may include costs of in-house counsel), expenses for auditors, appraisers and environmental consultants, lien searches, recording and filing fees and taxes.

9.  Increased Costs.  On written demand, together with written evidence of the justification therefor, the Borrower agrees to pay the Bank all direct costs incurred and any losses suffered or payments made by the Bank as a consequence of making the Loan available and making Advances thereunder by reason of any change in law or regulation, or the interpretation thereof, imposing any reserve, deposit, allocation of capital or similar requirement (including without limitation, Regulation D of the Board of Governors of the Federal Reserve System) on the Bank, its holding company or any of their respective assets.

10.  Miscellaneous.

10.1.  Notices: All notices, demands, requests, consents, approvals and other communications required or permitted hereunder (“Notices”) must be in writing and will be effective upon receipt.  Notices may be given in any manner to which the parties may separately agree, including electronic mail.  Without limiting the foregoing, first-class mail, facsimile transmission and commercial courier service are hereby agreed to as acceptable methods for giving Notices.  Regardless of the manner in which provided, Notices may be sent to a party’s address as set forth above or to such other address as any party may give to the other for such purpose in accordance with this section.

10.2.  Preservation of Rights.  No delay or omission on the Bank’s part to exercise any right or power arising hereunder will impair any such right or power or be considered a waiver of any such right or power, nor will the Bank’s action or inaction impair any such right or power.  The Bank’s rights and remedies hereunder are cumulative and not exclusive of any other rights or remedies which the Bank may have under other agreements, at law or in equity.

10.3.  Illegality. If any provision contained in this Agreement should be invalid, illegal or unenforceable in any respect, it shall not affect or impair the validity, legality and enforceability of the remaining provisions of this Agreement.

10.4.  Changes in Writing.  No modification, amendment or waiver of, or consent to any departure by the Borrower from, any provision of this Agreement will be effective unless made in a writing signed by the party to be charged, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  No notice to or demand on the Borrower will entitle the Borrower to any other or further notice or demand in the same, similar or other circumstance.

10.5.  Entire Agreement.  This Agreement (including the documents and instruments referred to herein) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

10.6.  Counterparts.  This Agreement may be signed in any number of counterpart copies and by the parties hereto on separate counterparts, but all such copies shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by facsimile transmission shall be effective as delivery of a manually executed counterpart.  Any party so executing this Agreement by facsimile transmission shall promptly deliver a manually executed counterpart, provided that any failure to do so shall not affect the validity of the counterpart executed by facsimile transmission.

10.7.  Successors and Assigns.  This Agreement will be binding upon and inure to the benefit of the Borrower and the Bank and their respective heirs, executors, administrators, successors and assigns; provided, however, that the Borrower may not assign this Agreement in whole or in part without the Bank’s prior written consent and the Bank at any time may assign this Agreement in whole or in part.

10.8.  Interpretation.  In this Agreement, unless the Bank and the Borrower otherwise agree in writing, the singular includes the plural and the plural the singular; words importing any gender include the other genders; references to statutes are to be construed as including all statutory provisions consolidating, amending or replacing the statute referred to; the word “or” shall be deemed to include “and/or”, the words “including”, “includes” and “include” shall be deemed to be followed by the words “without limitation”; references to articles, sections (or subdivisions of sections) or exhibits are to those of this Agreement; and references to agreements and other contractual instruments shall be deemed to include all subsequent amendments and other modifications to such instruments, but only to the extent such amendments and other modifications are not prohibited by the terms of this Agreement.  Section headings in this Agreement are included for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.  Unless otherwise specified in this Agreement, all accounting terms shall be interpreted and all accounting determinations shall be made in accordance with GAAP.  If this Agreement is executed by more than one party as Borrower, the obligations of such persons or entities will be joint and several.

10.9.  No Consequential Damages, Etc.  The Bank will not be responsible for any damages, consequential, incidental, special, punitive or otherwise, that may be incurred or alleged by any person or entity, including the Borrower and any Guarantor, as a result of this Agreement, the other Loan Documents, the transactions contemplated hereby or thereby, or the use of the proceeds of the Loan.

10.10.  Assignments and Participations.  At any time, without any notice to the Borrower, the Bank may sell, assign, transfer, negotiate, grant participations in, or otherwise dispose of all or any part of the Bank’s interest in the Loan.  The Borrower hereby authorizes the Bank to provide, without any notice to the Borrower, any information concerning the Borrower, including information pertaining to the Borrower’s financial condition, business operations or general creditworthiness, to any person or entity which may succeed to or participate in all or any part of the Bank’s interest in the Loan.

10.11.  Governing Law and Jurisdiction.  This Agreement has been delivered to and accepted by the Bank and will be deemed to be made in the State of Florida.  THIS AGREEMENT WILL BE INTERPRETED AND THE RIGHTS AND LIABILITIES OF THE PARTIES HERETO DETERMINED IN ACCORDANCE WITH THE LAWS OF THE STATE OF FLORIDA, EXCLUDING ITS CONFLICT OF LAWS RULES.  The Borrower hereby irrevocably consents to the exclusive jurisdiction of any state or federal court in the county or judicial district where the Bank’s office indicated above is located; provided that nothing contained in this Agreement will prevent the Bank from bringing any action, enforcing any award or judgment or exercising any rights against the Borrower individually, against any security or against any property of the Borrower within any other county, state or other foreign or domestic jurisdiction.  The Bank and the Borrower agree that the venue provided above is the most convenient forum for both the Bank and the Borrower.  The Borrower waives any objection to venue and any objection based on a more convenient forum in any action instituted under this Agreement.

10.12.  USA Patriot Act Notice.  Federal law requires all financial institutions to obtain, verify and record information that identifies each person who opens an account or obtains a loan.  The first time a borrower requests a loan, the Bank will ask for the borrower's legal name, address, tax ID or social security number and other identifying information.  The Bank may ask for copies of business licenses, governing documents or other documents evidencing the existence and good standing of the entity.  For individuals (including sole proprietors and general partners of general partnerships) the Bank will ask for the date of birth, and may also ask to see and retain a copy of a driver's license or other identifying documents.  The Borrower acknowledges that the Bank may from time to time request such documents and information in order to comply with such federal law and the Borrower agrees to promptly provide same to the Bank upon request.

10.13.  Electronic Transmission of Data.  The Bank and the Borrower agree that certain data related to the Obligations (including confidential information, documents, applications and reports) may be transmitted electronically, including transmission over the internet.  This data may be transmitted to, received from or circulated among agents and representatives of the Borrower and the Bank and their respective Affiliates and other persons involved with the subject matter of this Agreement.  The Borrower acknowledges and agrees that (a) there are risks associated with the use of electronic transmission and that the Bank does not control the method of transmittal or service providers, (b) the Bank has no obligation or responsibility whatsoever and assumes no duty or obligation for the security, receipt or third party interception of any such transmission unless caused solely by its gross negligence or intentional misconduct, and (c) the Borrower will release, hold harmless and indemnify the Bank from any claim, damage or loss, including that arising in whole or part from the Bank's strict liability or sole, comparative or contributory negligence, which is related to the electronic transmission of data excluding matters arising solely from the gross negligence or intentional misconduct of Bank.

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10.14.  WAIVER OF JURY TRIAL.  EACH OF THE BORROWER AND THE BANK IRREVOCABLY WAIVES ANY AND ALL RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR CLAIM OF ANY NATURE RELATING TO THIS AGREEMENT, ANY DOCUMENTS EXECUTED IN CONNECTION WITH THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED IN ANY OF SUCH DOCUMENTS.  THE BORROWER AND THE BANK ACKNOWLEDGE THAT THE FOREGOING WAIVER IS KNOWING AND VOLUNTARY.

The Borrower acknowledges that it has read and understood all the provisions of this Agreement, including the waiver of jury trial, and has been advised by counsel as necessary or appropriate.

WITNESS the due execution hereof as a document, as of the date first written above.

Signed and delivered in the presence of:	BORROWER:

BOVIE MEDICAL CORPORATION,
a Delaware corporation

By:
Print Name:	Name:
Title:

Print Name:

BANK:

PNC BANK, NATIONAL ASSOCIATION

By:
Name:
Title:

ADDENDUM

ADDENDUM to that certain Revolving Loan Agreement dated October 31, 2011 (the "Agreement"), between Bovie Medical Corporation as the Borrower, and PNC Bank, National Association, as the Bank.  Capitalized terms used in this Addendum and not otherwise defined shall have the meanings given them in the Agreement.  Section numbers below refer to the sections of the Agreement.

3.6  Title to Assets. Describe additional liens and encumbrances below:

Liens on pari passu basis in favor of the Bank to secure the Equipment Loan extended to the Bank under the Equipment Loan Agreement and the obligations of the Borrower under the Bond Documents.

Secured Party	Filing Information	Collateral
Cisco Systems Capital Corporation	Delaware 83939848 11/25/2009	Lease Agreement by and between Cisco Systems Capital Corporation and Bovie Medical Corporation on specific equipment
US Express Leasing, Inc.	Delaware 6269871 08/04/2006	Lease Agreement dated July 19, 2006

3.7  Litigation. Describe pending and threatened litigation, investigations, proceedings, etc. below:

The Financial Industry Regulatory Authority (“FINRA”) has conducted a review of trading activity in the Company common stock surrounding the November 4, 2010 news announcement that the Company applied for 510(k) clearance from the FDA to market its J-Plasma hand piece for additional uses and the November 9, 2010 news announcement that the Company filed additional patents for its J-Plasma hand piece and earnings for the quarter ended September 30, 2010.  In furtherance of this review,  FINRA requested certain information from the Company, which the Company responded to.  Notice was recently received that the inquiry is completed.

On July 9, 2010, Bovie filed a complaint in the United States District for the Middle District of Florida (Tampa division) naming Steven Livneh, who at the time was a director of the Company, and two of his related entities as defendants. In its complaint, the Company are seeking, among other things, a declaratory judgment from the Court concerning its rights under certain agreements entered into with the defendants in 2006 in connection with the acquisition of certain assets and technology, including intellectual property relating to the Company’s Seal-N-Cut™ product. The Company is also seeking damages for breach of contract, breach of fiduciary duty by Mr. Livneh relating to his service as an officer and director of the Company, tortious interference with contractual relations, defamation, slander of title and injunctive relief.  Mr. Livneh filed a motion seeking to (a) dismiss the complaint or, in the alternative, to (b) transfer venue. On December 20, 2010 the court issued an order dismissing without prejudice five of our fifteen claims, due to New York being defined in the forum selection clauses in two of the underlying contracts with Mr. Livneh.  The Company re-filed these five claims in federal court in New York.  Mr. Livneh’s motion to dismiss the remaining claims in Florida was denied and the venue was not transferred.

On January 10, 2011 defendant Livneh filed a counter-complaint/third party complaint against the Company, its CEO, and COO, alleging fraud, fraud in the inducement, fraudulent misrepresentation, breach of fiduciary duty, negligent misrepresentation, innocent misrepresentation, breach of contract, tortuous interference, shareholder derivative, defamation, breach of good faith and fair dealing, violation of the Uniform Trade Secrets Act, and violation of the Florida Whistleblower’s Act, and seeking rescission and a declaratory judgment. In addition to the foregoing relief, defendant also seeks reinstatement of Mr. Livneh to the Company’s board of directors, issuance of certain shares of unrestricted stock, compensatory, actual and/or special damages, punitive and/or exemplary damages, and attorney’s fees and costs. Discovery in the matter is proceeding and a mediation has been scheduled for November 2011.

On September 19, 2011, Bovie Medical Corporation (the “Company”) was served in a purported stockholder derivative action that was filed in the United State District Court for the Middle District of Florida against the Company and certain of its present and former officers and directors.  The complaint asserts, among other things, breach of fiduciary duties and bad faith in relation to the management of the Company.  The complaint seeks, among other things, unspecified compensatory damages and various forms of equitable relief.  The Company is reviewing the allegations in the complaint but believes them to be frivolous and without merit and intends to defend the action vigorously.

An action was commenced by Darla Thompson in the 14th Judicial District, Parish of Calcasieu, State of Louisiana alleging product liability and seeking unspecified damages arising out of the use of a Bovie generator.  The Company’s insurance carrier is defending the claim subject to a $25,000 deductible.    The Company does not believe any award or settlement in this matter will be material.

CONTINUATION OF ADDENDUM

FINANCIAL COVENANTS

(1)  The Borrower will maintain a Fixed Charge Coverage Ratio as of the end of each fiscal quarter, on a rolling four quarters basis of at least 1.50:1.00, commencing with the fiscal quarter ending December 31, 2011.

(2) The Borrower will maintain at all times a ratio of total liabilities to Tangible Net Worth of less than 0.75:1.00, tested quarterly, as of the end of each fiscal quarter, commencing with the fiscal quarter ending December 31, 2011.

As used herein:

 “Current Maturities” means the scheduled payments of principal on all indebtedness for borrowed money having an original term of more than one year (including but not limited to amortization of capitalized lease obligations), as shown on the Borrower’s Financial Statements as of one year prior to the date of determination.

“EBITDA” means net income plus interest expense plus income tax expense plus depreciation plus amortization.

“Fixed Charge Coverage Ratio” means (i) EBITDA, divided by (ii) the sum of Current Maturities plus interest expense plus cash taxes paid plus dividends plus Unfunded Capital Expenditures.

“GAAP” means generally accepted accounting principles as defined by the Financial Accounting Standards Board as from time to time in effect that are consistently applied and, when used with respect to the Borrower, that are consistent with the accounting practice of the Borrower, reflected in the Financial Statements for the Borrower, with such changes as may be approved by an independent public accountant satisfactory to the Bank.

“Tangible Net Worth” means stockholders' equity in the Borrower less any advances to affiliated parties less all items properly classified as intangibles, in accordance with GAAP.

“Unfunded Capital Expenditures” means capital expenditures made from the Borrower’s funds other than funds borrowed as term debt to finance such capital expenditures.

All of the above financial covenants shall be computed and determined in accordance with GAAP applied on a consistent basis (subject to normal year-end adjustments).

Request for Advance Advance Number _______

BOVIE MEDICAL CORPORATION (the “Borrower”) hereby requests an advance in the amount of $__________________ under the Revolving Line of Credit Note in the face amount of $6,000,000.00 executed by the Borrower and delivered to PNC BANK, NATIONAL ASSOCIATION (the “Bank”), dated October 31, 2011 (the “Note”).  Initially capitalized words and terms used herein without definition shall have the respective meanings assigned to them in the Note.

To induce the Bank to make such advance, the Borrower hereby represents and agrees as follows:

1.  The advance hereby requested is for the following purpose (check one) :

Working Capital Purposes

Other General Corporate Purposes:

2.  No Event of Default exists and no event has occurred which with the passage of time, notice or both would constitute an Event of Default.

3.  The approval of this Request for Advance by the Bank will not be deemed to be a waiver by the Bank of any Event of Default.

4.  The Borrower has performed all of its obligations under the Loan Documents, and all of the representations and warranties made by the Borrower in the Loan Documents are true and correct as of the date hereof.

5.  The undersigned has been duly authorized by the Borrower to make this request for advance.

WITNESS the due execution hereof with the intent to be legally bound hereby as of this _____ day of _______________, _____.

BOVIE MEDICAL CORPORATION,
a Delaware corporation

By:
Name:
Title:

Borrowing Base Rider

THIS BORROWING BASE RIDER (“Rider”) is executed as of the 31st day of October, 2011, by and between BOVIE MEDICAL CORPORATION, a Delaware corporation (the “Borrower”), with an address at 5115 Ulmerton Road, Clearwater, Florida  33760 and PNC BANK, NATIONAL ASSOCIATION (the “Bank”), with an address at 201 East Pine Street, Suite 200, Orlando, Florida  32801.  This Rider is incorporated into and made part of that certain Revolving Loan Agreement dated October 31, 2011, and Revolving Promissory Note dated October 31, 2011, and also into certain other financing documents and security agreements executed by and between the Borrower and the Bank (all such documents including this Rider are collectively referred to as the “Loan Documents”).  All initially capitalized terms not otherwise defined in this Rider shall have the same meanings assigned to such terms in the other Loan Documents.

Pursuant to the Loan Documents, the Bank has extended a “Facility” or “Loan” (as defined in the Loan Documents) to the Borrower, under which the Borrower may borrow, repay and reborrow funds at any time prior to the Expiration Date (such Facility or Loan being referred to herein as the “Facility”).  As a condition to the Bank’s willingness to extend the Facility to the Borrower, the Bank and the Borrower are entering into this Rider in order to set forth their agreement regarding the maximum amount which may be outstanding under the Facility at any time, and for the other purposes set forth below.

NOW, THEREFORE, with the foregoing background deemed incorporated by reference and made a part hereof, the parties hereto, intending to be legally bound, covenant and agree as follows:

1.           Limitations on Borrowings Under Facility.  Notwithstanding any provision to the contrary in any of the other Loan Documents, at no time shall the aggregate principal amount of indebtedness outstanding at any one time under the Facility exceed the Borrowing Base (as hereinafter defined) at such time.  If at any time the aggregate principal amount of indebtedness outstanding under the Facility exceeds the limitations set forth in this Section 1 for any reason, then the Borrower shall immediately repay the amount of such excess to the Bank in immediately available funds.

2.           Borrowing Base Certificates.  In addition to any and all provisions of the other Loan Documents which establish conditions to the Borrower’s ability to request and obtain any advance under the Facility, the Borrower may not request an advance under the Facility unless a Borrowing Base Certificate (as hereinafter defined) shall have been delivered to the Bank on or before the twentieth (20th) day of each month.

3.           Certain Defined Terms.  In addition to the words and terms defined elsewhere in this Rider or in the other Loan Documents, the following words and terms, as used in this Rider, shall have the following meanings:

“Account” shall mean an "account" or a "general intangible" as defined in the Florida Uniform Commercial Code, whether now owned or hereafter acquired or arising.

“Account Debtor” shall mean, with respect to any Account, each Person who is obligated to make payments to the Borrower on such Account.

“Affiliate” of the Borrower or any Account Debtor shall mean (a) any Person who (either alone or with a group of Persons, and either directly or indirectly through one or more intermediaries) is in control of, is controlled by or is under common control with the Borrower or such Account Debtor, (b) any director, officer, partner, employee or agent of the Borrower or such Account Debtor, and (c) any member of the immediate family of any natural person described in the preceding clauses (a) and (b).  A Person or group of Persons shall be deemed to be in control of the Borrower or an Account Debtor when such Person or group of Persons possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the Borrower or such Account Debtor, whether through the ownership of voting securities, by contract or otherwise.

Rider - Page 1

“Borrowing Base” at any time shall mean the lesser of (a) $6,000,000.00 (the maximum principal amount of the Facility) and (b) the sum of (i) 80% of Qualified Accounts at such time and (ii) 50% of Qualified Inventory at such time; provided, however, that availability created by Qualified Inventory shall not exceed the lesser of (i) $3,000,000.00 or (ii) the availability provided by Qualified Accounts  The value of Qualified Accounts and Qualified Inventory at any time shall be determined by reference to the most recent Borrowing Base Certificate delivered by the Borrower to the Bank; provided, however, in no event may the Borrowing Base Certificate be more than thirty (30) days old.

“Borrowing Base Certificate” shall mean each Borrowing Base Certificate to be delivered by the Borrower to the Bank pursuant to Section 2 of this Rider, in substantially the form attached as Exhibit A to this Rider, executed by the Borrower and with blanks appropriately completed, as amended, supplemented or otherwise modified from time to time.

“Eligible Location” shall mean one of the addresses in the United States of America at which the Borrower maintains, keeps or stores Inventory, as listed in the Security Agreement executed and delivered by the Borrower and the Bank in connection with the Facility, and, if such location is leased by the Borrower, for which the Bank has received a landlord’s waiver acceptable to the Bank.  The Borrower and the Bank may agree jointly to add other addresses of the Borrower to such list at any time by executing and delivering a substitute list of addresses under said Security Agreement.  The Bank may in its discretion at any time determine that any address on such list shall no longer be an Eligible Location, by giving written notice of such determination to the Borrower.

“Inventory” shall mean “inventory” as defined in the Uniform Commercial Code as in effect in the jurisdiction whose Law governs the perfection of the Bank’s security interest therein, whether now owned or hereafter acquired and wherever located.

“Law” shall mean any law (including common law), constitution, statute, treaty, regulation, rule, ordinance, order, injunction, writ, decree or award of any Official Body.

“Lien” shall mean any mortgage, pledge, security interest, bailment, encumbrance, claim, lien or charge of any kind, including any agreement to give any of the foregoing, any conditional sale or other title retention agreement and any lease in the nature thereof, and the filing of or agreement to give any financing statement under the Uniform Commercial Code.

“Official Body” shall mean any government or political subdivision or any agency, authority, bureau, central bank, commission, department or instrumentality of any government or political subdivision, or any court, tribunal, grand jury or arbitrator, in each case whether foreign or domestic.

“Payment Intangible” shall mean a “payment intangible” as defined in the Florida Uniform Commercial Code.

“Person” shall mean an individual, sole proprietorship, corporation, partnership (general or limited), trust, business trust, limited liability company, unincorporated organization or association, joint venture, joint-stock company, Official Body, or any other entity of whatever nature.

“Qualified Accounts” shall mean Accounts which are and at all times continue to be acceptable to the Bank in its sole discretion.  Standards of acceptability include but are not limited to the following conditions:

(a)           The Account duly complies with all applicable Laws, whether Federal, state or local, including but not limited to usury Laws, the Federal Truth in Lending Act, the Federal Consumer Credit Protection Act, the Fair Credit Billing Act, and Regulation Z of the Board of Governors of the Federal Reserve System;

Rider - Page 2

(b)           The Account was not originated in, and is not subject to the Laws of, a jurisdiction whose Laws would make the account or the grant of the security interest in the Account to the Bank unlawful, invalid or unenforceable;

(c)           The Account was originated by the Borrower in connection with the sale of goods or the rendering of services by the Borrower in the ordinary course of business under an enforceable contract, and such sale has been consummated and such goods have been delivered or such services have been rendered so that the performance of such contract has been completed by the Borrower and by all parties other than the Account Debtor;

(d)           The Account is evidenced by a written invoice or other documentation and arises from a contract, all of which are in form and substance satisfactory to the Bank;

(e)           The Account does not arise out of a contract with, or order from, an Account Debtor that, by its terms, forbids or makes void or unenforceable the grant of the security interest by the Borrower to the Bank in and to the Account arising with respect thereto;

(f)           The title of the Borrower to the Account and, except as to the Account Debtor, to any related goods is absolute and is not subject to any Lien except Liens in favor of the Bank;

(g)          The Account provides for payment in United States Dollars by the Account Debtor;

(h)          The Account shall have amounts owing that are not less than the amounts represented by the Borrower;

(i)            The portion of the Account for which income has not yet been earned or which constitutes unearned discount, service charges or deferred interest shall be ineligible;

(j)            The Account shall be eligible only to the extent that it is not subject to any defense, claim of reduction, counterclaim, set-off, recoupment, or any dispute or claim for credits, allowances or adjustments by the Account Debtor because of returned, inferior, damaged goods or unsatisfactory services, or for any other reason;

(k)           The goods the sale of which gave rise to the Account were shipped or delivered or provided to the Account Debtor on an absolute sale basis and not on a bill and hold sale basis, a consignment sale basis, a guaranteed sale basis, a sale or return basis, or on the basis of any other similar terms making the Account Debtor’s payment obligations conditional;

(l)            The Account Debtor has not returned, rejected or refused to retain, or otherwise notified the Borrower of any dispute concerning, or claimed nonconformity of, any of the goods from the sale of which the Account arose;

(m)          No default exists under the Account by any party thereto, and all rights and remedies of the Borrower under the Account are freely assignable by the Borrower;

(n)          The Account has not been outstanding for more than ninety (90) days past the invoice date and is not subject to “dating” terms;

(o)          The Account shall be ineligible if 25% or more of the accounts of the related Account Debtor and its Affiliates are more than ninety (90) days past due from the date of original invoice therefor;

(p)          The Account shall be ineligible to the extent that the aggregate amount of all the Accounts of the Account Debtor and its Affiliates exceed 25% of all of the Borrower’s Accounts;

Rider - Page 3

(q)          The Borrower has not received any note, trade acceptance, draft, chattel paper or other instrument with respect to, or in payment of, the Account, unless, if any such instrument has been received, the Borrower immediately notifies the Bank and, at the Bank’s request, endorses or assigns and delivers such instrument to the Bank;

(r)           The Borrower has not received any notice of (i) the death of the Account Debtor, if an individual, or of a partner or member thereof if a partnership or a limited liability company, (ii) the filing by or against the Account Debtor of any proceeding in bankruptcy, receivership, insolvency, reorganization, liquidation, conservatorship or any similar proceeding, or (iii) any assignment by the Account Debtor for the benefit of creditors.  Upon receipt by the Borrower of any such notice, it will give the Bank prompt written notice thereof;

(s)          The Account Debtor is not an Affiliate of the Borrower;

(t)           The Account shall be ineligible if the related Account Debtor is domiciled in any country other than the United States of America or the Province of Ontario, Canada, or a Province of Canada which has adopted and has in effect the Personal Property Security Act, unless such Account is supported by a documentary letter of credit, duly assigned to and in the possession of the Bank, from a financial institution acceptable to the Bank and the terms and conditions of which are acceptable to the Bank;

(u)          The Account shall be ineligible if the Account Debtor is an Official Body, unless the Borrower shall have taken all actions deemed necessary by the Bank in order to perfect the Bank’s security interest therein, including but not limited to any notices or filings required under the Assignment of Claims Act of 1940, as amended, or other applicable Laws;

(v)          The Bank has not deemed such Account ineligible because of uncertainty about the creditworthiness of the Account Debtor (including, without limitation, unsatisfactory past experiences of the Borrower or the Bank with the Account Debtor or unsatisfactory reputation of the Account Debtor) or because the Bank otherwise makes a determination that the collateral value of the Account to the Bank is impaired or that the Bank’s ability to realize such value is insecure;

(w)          The Account shall be eligible only to the extent that the amount owing on the Account is not a Payment Intangible; and

(x)           The Account shall comply with the additional eligibility standards, if any, which are set forth on Exhibit B to this Rider.Standards of acceptability shall be fixed and may be revised from time to time solely by the Bank in its exclusive judgment.  In the case of any dispute about whether an Account is or has ceased to be a Qualified Account, the decision of the Bank shall be final.

“Qualified Inventory” shall mean the Borrower’s Inventory of saleable raw materials and finished goods manufactured or acquired by the Borrower in the ordinary course of business, subject to its control or sole possession, stored in an Eligible Location and in a manner acceptable to the Bank, valued at the lower of cost or market value (determined on a first-in, first-out basis), which is not subject to any Lien except Liens in favor of the Bank, which complies with the additional eligibility standards, if any, which are set forth on Exhibit B to this Rider, and which is and at all times continues to be acceptable to the Bank.  Standards of acceptability shall be fixed and may be revised from time to time exclusively by the Bank in its sole discretion.  In the case of any dispute about whether Inventory is or has ceased to be Qualified Inventory, the decision of the Bank shall be final.

4.           Governing Law.  This Rider will be interpreted and the rights and liabilities of the parties hereto determined in accordance with the laws of the State of Florida, excluding its conflicts of laws rules.

Rider - Page 4

5.           Counterparts.  This Rider may be signed in any number of counterpart copies and by the parties hereto on separate counterparts, but all such copies shall constitute one and the same instrument.  Delivery of an executed counterpart of a signature page to this Agreement by facsimile transmission shall be effective as delivery of a manually executed counterpart.  Any party so executing this Agreement by facsimile transmission shall promptly deliver a manually executed counterpart, provided that any failure to do so shall not affect the validity of the counterpart executed by facsimile transmission.

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Rider - Page 5

WITNESS the due execution hereof as a document as of the date first written above.

Signed and delivered in the presence of:	BORROWER:

BOVIE MEDICAL CORPORATION,
a Delaware corporation

By:
Print Name:	Name:
Title:

Print Name:

BANK:

PNC BANK, NATIONAL ASSOCIATION

By:
Name:
Title:

Rider - Page 6

EXHIBIT A
TO BORROWING BASE RIDER

Borrowing Base Certificate

Exhibit “A”
to Borrowing Base Rider

BBC#

BORRWING BASE CERTIFICATE
Debtor: Bovie Medical Corporation	Submit Date:

Security Agreement Date:

Statement of Collateral		Accts Rec (A) As of: 10/31/11	Inventory (B) As of: 10/31/11	Total (A+B)
1.	Gross Collateral from last report (line 5)
2.	Plus: Sales (A) / Purchased Inventory (B)	0.00
3.	Less: Collections (A) / Cost of Goods Sold (B)	0.00	0.00
4a.	Less: Adjustments	0.00	0.00
4b.	Plus: Adjustments	0.00	0.00
5.	Gross collateral Value	0.00	0.00	0.00
5a.	Per A/R Aging/Inventory Back-up	0.00	0.00
5b.	Difference (Should be zero-an explanation should be provided for any differences)	0.00	0.00

6.	Less: Ineligibles as of ______
	A. Past Due	0.00
	B. Taint Rule 25%	0.00
	C. Contra	0.00	***See Page 2***
	D. Foreign (w/o L/C or Insurance)	0.00
	E. Government	0.00
	F. Other (See Page 2)	0.00	0.00
7.	Total Ineligible	0.00	0.00	0.00
8.	Total Eligible A/R (A) / Inventory (B)	0.00	0.00	0.00
9.	Percentage of advance	80%	50%
10.	Available A/R (A) / Inventory (B)	0.00	0.00
11.	Lesser of Inventory Loan Value or Cap (see below) 1	0.00	0.00	0.00
12.	Plus: Misc Collateral	0.00	100%	0.00
13.	Less: Reserves, if any	0.00	100%	0.00
14.	Total Availability			0.00
15a.	Outstanding L/C’s ($1MM Maximum)			0.00
15b.	Loan balance (at month end)			0.00
16.	Loan availability remaining (subject to loan maximum)			0.00
17.	Authorized Loan Maximum			6,000,000.00

Footnotes:	Lesser of the Inv Loan Value Reliance Ratio or Cap
(1) Inventory value calculation:	Loan value of Inventory	50% Reliance Ratio	Dollar Cap
	$-	$-	$-

THIS BORROWING BASE CERTIFICATE is executed and delivered by the undersigned borrower (the “Borrower”) in favor of PNC BANK, NATIONAL ASSOCIATTION (the “Bank”), pursuant to a letter agreement or loan agreement dated as of _______________ ____, _____ (including any Borrowing Base Rider executed pursuant thereto and made a part thereof, and as amended or otherwise modified from time to time, the “Agreement”). All initially capitalized terms used in this Certificate shall have the meanings assigned to them in the Agreement. To induce the Bank to make loans and other financial accommodations available to the Borrower under the Agreement, the Borrower hereby certifies, represents and warrants to the Bank, as of the date hereof, that (a) the person signing below is an authorized officer or representative of the Borrower; (b) the statements below concerning the collateral securing the Obligations are true and complete; (c) the eligible collateral described below represents only Qualified Accounts and Qualified Inventory; (d) the Borrower is in compliance with all of the terms and provisions of the Agreement and the other Loan Documents; (e) all of the Borrower’s representations and warranties in the Agreement and the other Loan Documents are true and correct; and (f) no Event of Default has occurred and is continuing or exists.

By
Bovie Medical Corporation	Name and Title

All Borrowing Base Certificates should be submitted to the bank no later than the 15th of the month following the month covered on the report (the latest closed month). Include standard back-up of A/R & A/P aging and inventory report if applicable.

EXHIBIT B
TO BORROWING BASE RIDER

The following shall constitute additional eligibility standards for Accounts, as fully as if set forth in the definition of “Qualified Accounts” in the Rider to which this Exhibit B is attached:

The following shall constitute additional eligibility standards for Inventory, as fully as if set forth in the definition of “Qualified Inventory” in the Rider to which this Exhibit B is attached: